EXHIBIT 21.1
American Midstream Partners, LP
List of Subsidiaries

Jurisdiction of
Name	Organization
American Midstream, LLC	Delaware
American Midstream (Alabama Gathering), LLC	Alabama
American Midstream (Alabama Intrastate), LLC	Alabama
American Midstream (AlaTenn), LLC	Alabama
American Midstream (Bamagas Intrastate), LLC	Delaware
American Midstream (Louisiana Intrastate), LLC	Delaware
American Midstream (Midla), LLC	Delaware
American Midstream (Mississippi), LLC	Delaware
American Midstream (SIGCO Intrastate), LLC	Delaware
American Midstream (Tennessee River), LLC	Alabama
American Midstream Marketing, LLC	Delaware
American Midstream Offshore (Seacrest), LP	Texas
American Midstream Onshore Pipelines, LLC	Delaware
Mid Louisiana Gas Transmission, LLC	Delaware